EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Zeolite Exploration Company

As an independent registered public accounting firm, we hereby consent to the use of our report on the financial statements of Zeolite Exploration Company, dated May 11, 2006 on the consolidated balance sheets of Zeolite Exploration Company and subsidiaries as of December 31, 2004 and 2005, and the related consolidated statements of operations and comprehensive income, shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2005 in the Registration Statement of Zeolite Exploration Company on Amendment No. 2 to Form SB-2 on Form S-1 relating to the registration of 8,312,603 shares of common stock. We also consent to the use of our name and the reference to us in the Experts section of the Registration Statement.

/s/ HANSEN, BARNETT & MAXWELL

Salt Lake City, Utah
December 12, 2006